EXHIBIT 2.2

STOCK PURCHASE AGREEMENT
BY AND BETWEEN:
GRUPO TELEVISA, S.A.B.
PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V.
AS SELLERS,
AND
TICKETMASTER NEW VENTURES, S. DE R.L. DE C.V.
TICKETMASTER NEW VENTURES HOLDINGS, INC.
AS PURCHASERS
AND
SOLELY FOR THE PURPOSES OF SECTIONS 2.2 AND 2.3 HEREOF
WITH THE ACKNOWLEDGEMENT OF
LIVE NATION ENTERTAINMENT, INC.
AS JOINT OBLIGOR,
AND
OCESA ENTRETENIMIENTO, S.A. DE C.V.
DATED JULY 24, 2019

1

TABLE OF CONTENTS
(continued)

ii

EXHIBITS
Exhibit A – List of OCEN Subsidiaries
Exhibit B – List of Agreements to be Terminated
Exhibit C – Adjustment Illustrative Examples
Exhibit D – Sellers Allocation
Exhibit E – Frequencies Matter

iii

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) dated July 24, 2019, is executed by and among (i) on one side as sellers (A) Grupo Televisa, S.A.B., a publicly traded company organized under the laws of Mexico (“Televisa”), and (B) Promo-Industrias Metropolitanas, S.A. de C.V., a company organized under the laws of Mexico, which is an Affiliate of Televisa, (“Minority Shareholder”, each a “Seller” and, collectively with Televisa, the “Sellers”); and (ii) on the other side as purchasers (A) Ticketmaster New Ventures, S. de R.L. de C.V. as purchaser (“Primary Purchaser”), and (B) Ticketmaster New Ventures Holdings, Inc., a corporation organized under the laws of the state of Delaware, United States of America, which is an Affiliate of Primary Purchaser (“Minority Purchaser”, each a “Purchaser” and collectively with Primary Purchaser, the “Purchasers”), with the acknowledgement of Live Nation Entertainment, Inc., as joint obligor of Purchasers pursuant to this Agreement (the “Joint Obligor” and, together with the Sellers and Purchasers, the “Parties”) and solely for purposes of Sections 2.2 and 2.3 hereof, and of OCESA Entretenimiento, S.A. de C.V.
WITNESSETH:
WHEREAS, (i) Televisa owns 852,885 shares representing 99.9999 (ninety nine point nine nine nine nine percent) of the capital stock of OISE Entretenimiento, S.A. de C.V. (“Televisa HoldCo”); and (ii) Minority Shareholder owns 2 shares representing 0.0001 (zero point zero zero zero one percent) of the capital stock of Televisa HoldCo, which collectively represent all of the issued and outstanding shares of capital stock of Televisa HoldCo (the “Shares”);
WHEREAS, Televisa HoldCo owns 14,000,000 Class II, Series D shares representing the variable portion of the capital stock of OCESA Entretenimiento, S.A. de C.V. (“OCEN”), which represent 40.0% (forty percent) of the capital stock of OCEN (the “OCEN Shares”);
WHEREAS, OCEN maintains a direct or indirect shareholding in the entities listed in Exhibit A hereof (the entities listed therein, the “OCEN Subsidiaries”);
WHEREAS, Sellers desire to sell, and Purchasers desire to purchase, the Shares, pursuant to the terms and subject to the conditions set forth in this Agreement;
WHEREAS, it’s the intention of the Joint Obligor to appear in this Agreement to constitute itself as joint obligor (obligado solidario) of any and all obligations of Purchasers, pursuant to the terms set forth herein;
WHEREAS, simultaneously with the execution of this Agreement, the Primary Purchaser, in its capacity as purchaser, and Corporación Interamericana de Entretenimiento, S.A.B. de C.V. (“CIE”), in its capacity as seller, have entered into a stock purchase and subscription agreement, whereby Primary Purchaser shall acquire from CIE, and subscribe shares of OCEN, that represent in aggregate 11.0% (eleven percent) of OCEN’s capital stock (the “CIE SPA”); and

WHEREAS, simultaneously to the execution of this Agreement but effective as of Closing, Televisa, CIE, OCEN, and certain Affiliates thereto, have executed the OCEN amendment, termination and release agreement regarding the agreements listed in Exhibit B, as the same have been amended and/or restated from time to time (the “OCEN Amendment, Termination and Release Agreement”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:
Article I.
DEFINITIONS
Section 1.1 Defined terms in this Agreement and in the Annexes, Exhibits and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them below. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
“Accounting Principles” means NIF, adjusted by the rules described in Schedule 1.1(a).
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition and this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreed Claims” has the meaning ascribed to such term in Section 8.6(c).
“Agreement” has the meaning ascribed to such term in the Preamble.
“Allocable Purchasers Sale Percentage” means, with respect to each Target Business Unit, the amount set forth on Schedule 1.1(b), representing the percentage of such Target Company’s outstanding equity securities beneficially owned, directly or indirectly, by Televisa which is to be indirectly sold to Purchasers hereunder.
“Allocable Sellers Sale Percentage” means 33.45% (thirty three point forty five percent).
“Alternate Transaction” has the meaning ascribed to such term in Section 5.4.
“Antitrust Filings” has the meaning ascribed to such term in Section 5.8(a)(i).

“Antitrust Laws” means (i) the Federal Antitrust Law (Ley Federal de Competencia Económica), its regulations (Disposiciones Regulatorias de la Ley Federal de Competencia Económica), any administrative or other regulation issued by COFECE, as amended; and (ii)any other applicable Laws and Orders in Mexico, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or otherwise governing antitrust matters applicable to the Sellers, the Purchasers or the transactions contemplated by this Agreement.
“Audited Financial Statements” has the meaning ascribed to such term in Section 3.2(f)(i).
“Balance Sheet Date” has the meaning ascribed to such term in Section 3.2(f)(i).
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Mexico City, Mexico, or New York, New York, United States of America.
“Change of Control Clause” means a clause or other provision included in any agreement, indenture, deed or other instrument, the purpose of which is to (i) create a right or obligation; (ii) result in an event of default or default; or (iii) create any legal consequences of any nature, as a result of a change in the possession of a controlling interest in any Person.
“CIE” has the meaning ascribed to such term in the Recitals.
“CIE SPA” has the meaning ascribed to such term in the Recitals.
“Claim Certificate” has the meaning ascribed to such term in Section 8.6(a).
“Closing” has the meaning ascribed to such term in Section 2.4(a).
“Closing Adjustment Amount” has the meaning ascribed to such term in Section 2.2(c).
“Closing Balance Sheet” has the meaning ascribed to such term in Section 2.3(b).
“Closing Date” has the meaning ascribed to such term in Section 2.4(a).
“Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.3(b).
“Closing Purchase Price” has the meaning ascribed to such term in Section 2.2(c).
“Closing Working Capital” means the Total Current Assets of the relevant Target Business Unit, less the Total Current Liabilities of the relevant Target Business Unit. For the avoidance of doubt, Closing Working Capital will be calculated separately for each of the

Target Business Units as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.
“Closing Statement” has the meaning ascribed to such term in Section 2.3(b).
“COFECE” means the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica) or any successor thereof.
“Collateral Source” has the meaning ascribed to such term in Section 8.5(a)(iii).
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated May 24, 2019, by and between Live Nation Entertainment, Inc. and Televisa HoldCo.
“Confidential Material” means all information (written or oral) that is confidential or proprietary to any of Televisa HoldCo and OCEN regarding Televisa HoldCo and OCEN, or to Televisa to the extent that it relates to Televisa HoldCo or OCEN. The term “Confidential Material” shall not include (i) information that is or becomes generally available to the public, other than as a result of disclosure by Sellers, Televisa HoldCo and OCEN or their respective Affiliates and Representatives in violation of this Agreement; or (ii) becomes available to Sellers or their Representatives from a Person other than any of Televisa HoldCo or OCEN, on a non-confidential basis; provided that such Person was not known by Sellers or their Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of Televisa HoldCo, OCEN, their Affiliates or their Representatives with respect to such materials.
“Contract” means any written agreement, understanding, arrangement, contract, commitment, binding letter of intent, purchase order, note, bond, mortgage, indenture, guarantee, license, franchise, consent, or other instrument or obligation and any amendments thereto.
“Coordination Agreement” means the agreement entered into, on the date hereof, by among CIE, Televisa, the Primary Purchaser and the other parties to the CIE SPA and this Agreement to, among others, (i) acknowledge the conditions precedent for the consummation of the CIE SPA and this Agreement, (ii) set forth the mechanics and steps required for the simultaneous closing of the transactions contemplated under the CIE SPA and this Agreement, and (iii) the dividends, capital redemptions and/or other distributions that the Target Companies and Televisa HoldCo may carry out between signing of this Agreement and the Closing Date (including such date).
“Deductible” has the meaning ascribed to such term in Section 8.4(a).
“Disputed Amounts” has the meaning ascribed to such term in Section 2.3(d).
“End Date” has the meaning ascribed to such term in Section 7.1(ii)(B).
“Estimated Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.2(b).

“Estimated Closing Statement” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Working Capital” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Working Capital Adjustment” has the meaning ascribed to such term in Section 2.2(b).
“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations promulgated thereunder.
“Expert” means (i) Deloitte, or (ii) if Deloitte rejects in writing such appointment, any independent, internationally recognized accounting firm with offices in the United States and Mexico, mutually acceptable to the Parties, different than the accounting firms that are currently in charge of the external audit of the financial information of the Target Companies.
“Final Purchase Price” has the meaning ascribed to such term in Section 2.3(a).
“Financial Statements” has the meaning ascribed to such term in Section 3.2(f)(i).
“Funded Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security; (iii) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (i) and (ii); (iv) any prepayment penalties, commissions and/or fees and associated Taxes; and (v) any indebtedness of the types described in clauses (i) through (iv) in charge of a third party and guaranteed with any assets of such Person or to which such Person is a guarantor; provided, that Funded Indebtedness shall not include performance bonds (fianzas de anticipo o cumplimiento), undrawn letters of credit and forward currency exchange contracts, accounts payable to trade creditors and accrued expenses in each case arising in the Ordinary Course of Business consistent with past practice and the endorsement of negotiable instruments for collection in the Ordinary Course of Business.
“Joint Obligor” has the meaning ascribed to such term in the Preamble.
“Governmental Entity” means any federal, state, municipal, provincial or local court, arbitral tribunal, administrative agency, department, board, instrumentality or commission or other governmental or regulatory agency or authority or any securities exchange of Mexico or any other any jurisdiction.
“IFETEL” means the Mexican Federal Telecommunications Institute (Instituto Federal de Telecomunicaciones) or any successor thereof.

“Income Tax” means any federal, state or local income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.
“Income Tax Return” means any annual return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
“Indemnified Party” has the meaning ascribed to such term in Section 8.6(a).
“Indemnifying Party” has the meaning ascribed to such term in Section 8.6(a).
“Intellectual Property” means all intellectual property in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) issued patents and all provisional and pending patent applications, any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, and certificates of registration, (ii) registered or unregistered copyrights and copyrightable works, including databases (or other collections of information, data, works or other materials), packaging artwork and design rights, (iii) Trade Secrets, (iv) computer software (including source code and object code, data files, application programming interfaces, computerized databases and other software-related specifications), (v) registered and unregistered trademarks, trade names, service marks and service names, brand names, trade dress, logos and certification marks, in each case including all registrations, applications, recordings, renewals and extensions and common law rights relating to any of the foregoing and the goodwill associated with any of the foregoing, (vi) Internet domain names, (vii) rights of publicity and other rights to use the names and likeness of individuals, and (viii) claims, causes of action and defenses relating to any of the foregoing; in each case, including registrations, applications, recordings and extensions and common law rights relating to any of the foregoing.
“Joint Venture Agreement” means the joint venture agreement (Contrato de Asociación) dated October 18, 2002, by Televisa HoldCo, CIE and OCEN.
“Law” means any statute, law, ordinance, policy, rule, code, regulation, order, requirement, or decree of any Governmental Entity and all judicial interpretations thereof.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means any liens, pledges, collateral, security interests, easements, mortgages, charges, rights of way, encroachments, gratuitous bailments, options, conditional sales (other than sales in the Ordinary Course of Business) or other types of title retention arrangements, deed of trust, reversion, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or other encumbrances.
“Loss” or “Losses” means, without duplication: (i) any and all claims, actions, causes of action, judgments, awards, settlements, Liabilities, direct damages (daños) but excluding losses (perjuicios), punitive and exemplary damages; and (ii) fines, penalties, costs or damages, including reasonable fees and expenses of attorneys.
“Material” with respect to any instrument or other legal or factual situation related in any manner to the business of Televisa HoldCo, means the qualification that makes any such instrument or other legal or factual situation related in any manner to the business necessary for Televisa HoldCo to conduct its business, without any disruption, in the Ordinary Course of Business.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be materially adverse to the business, assets, properties, results of operations or financial condition of any of Televisa HoldCo, OCEN and the OCEN Subsidiaries, taken as a whole, and that exceeds an amount equal to 20% (twenty percent) of all revenues of OCEN during the 2018 fiscal year; provided, however, that (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or changes in accounting requirements or principles which are enacted and become valid after the date hereof; (iii) changes affecting industries, markets or geographical areas in which any of Televisa HoldCo or of OCEN or the OCEN Subsidiaries conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, (v) conduct by any of Televisa HoldCo, or OCEN or the OCEN Subsidiaries prohibited under this Agreement for which the Primary Purchaser gave its prior written consent; (vi) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (vii) any action required to be taken under any Law or Order, or (viii) the failure by OCEN to meet internal or published projections, forecasts or revenue or earning predictions for any period, in the case of each such matter described in the foregoing clauses (i) through (viii) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred except with respect to clauses (i), (ii), (iii) and (vi), to the extent that such changes are disproportionately adverse to the Business, assets, properties, results of operations or financial condition, of any of the Target Companies taken as a whole as compared to other companies in the industries in which the Target Companies operate, or (B) prevents or materially impairs or delays the ability of the Sellers or the Purchasers to perform their obligations under this Agreement or would be reasonably expected to do so. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of Televisa HoldCo, OCEN and the OCEN Subsidiaries.
“Mexican Securities Law” means the Securities Market Law (Ley del Mercado de Valores), and the Regulations applicable to issuers and other securities market participants

(Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores) as amended.
“Minority Purchaser” has the meaning ascribed to such term in the Preamble.
“Minority Shareholder” has the meaning ascribed to such term in the Preamble.
“Mexico” means the United Mexican States.
“NIF” means (i) with respect to all Mexican Target Companies, the Mexican Financial Reporting Standards (Normas de Información Financiera); and (ii) in respect of the non-Mexican Target Companies (and their respective Subsidiaries) the generally accepted accounting principles applicable in Colombia and the United States of America, in both cases, effective from time to time.
“NIIF” means the International Financial Reporting Standards (Normas Internacionales de Información Financiera), effective from time to time, applied on a consistent basis.
“Notice of Objection” has the meaning ascribed to such term in Section 2.3(c).
“OCEN” has the meaning ascribed to such term in the Recitals.
“OCEN Amendment, Termination and Release Agreement” has the meaning ascribed to such term in the Recitals.
“OCEN Audited Financial Statements” has the meaning ascribed to such term in Section 3.3(b)(i).
“OCEN Balance Sheet Date” has the meaning ascribed to such term in Section 3.3(b)(i).
“OCEN Financial Statements” has the meaning ascribed to such term in Section 3.3(b)(i).
“OCEN Shares” has the meaning ascribed to such term in the Recitals.
“OCEN Subsidiaries” has the meaning ascribed to such term in the Recitals.
“OCEN’s Proposed Calculations” has the meaning ascribed to such term in Section 2.3(b).
“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity.
“Ordinary Course of Business” means with respect to any Person, the operation of its business in a manner that is consistent with the past recurring operations and/or practices of such Person; provided, for the avoidance of doubt, that with respect to Televisa HoldCo, “Ordinary Course of Business” is strictly limited to the ownership of the OCEN Shares and actions related to such ownership, including exercising the rights derived from such ownership.
“Parties” has the meaning ascribed to such term in the Preamble.
“Permitted Liens” means (i) Liens arising in the Ordinary Course of Business securing amounts that are not past due; and (ii) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings and for which reserves have been established in the Financial Statements when so required pursuant to NIIF.
“Person” means and includes an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group, a Governmental Entity and any other legal entity.
“Primary Parties” means, collectively, Primary Purchaser and Televisa.
“Primary Purchaser” has the meaning ascribed to such term in the Preamble.
“Proceeding” has the meaning ascribed to such term in Section 3.2(h).
“Purchase Price” has the meaning ascribed to such term in Section 2.2(a).
“Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.3(c).
“Purchasers” has the meaning ascribed to such term in the Preamble.
“Purchasers Indemnitees” has the meaning ascribed to such term in Section 8.2.
“Related Party Transactions” means any Contracts of any kind between any of (i) Televisa HoldCo with Televisa, or any of its Affiliates, directors, officers or employees, or (ii) Televisa HoldCo with OCEN or the OCEN Subsidiaries, or their respective directors, officers or employees.
“Representatives” of any Person means such Person’s directors, managers, officers, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“Sellers” has the meaning ascribed to such term in the Preamble.
“Sellers Indemnitees” has the meaning ascribed to such term in Section 8.3.
“Shares” has the meaning set forth in the Recitals.
“Short Period” has the meaning ascribed to such term in Section 9.1(a).

“Subsidiary”, with respect to any Person, means (i) any entity which is owned in 50.0% (fifty percent) or more of the equity or stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has an equity interest of 50.0% (fifty percent) or more.
“Target Business Unit” means each of the following groups of Target Companies:
(a)Ticketmaster Business Unit is comprised of (i) Venta de Boletos por Computadora, S.A. de C.V., and (ii) Servicios Especializados para la Venta Automatizada de Boletos, S.A. de C.V.

(b)ETK Business Unit is comprised of ETK Boletos, S.A. de C.V.

(c)Core Colombia Business Unit is comprised of (i) OCESA Colombia, S.A.S., (ii) Compañía de Entretenimiento Colombia, S.A.S., (iii) Promotora Colombia, S.A.S., and (iv) Ticket Colombia, S.A.S.

(d)STK Business Unit is comprised of (i) Promotodo Mexico, S.A. de C.V., (ii) Seitrack International Inc., (iii) Clear Entertainment Corp., and (iv) Seitrack USA, LLC.

(e)BNN Business Unit is comprised of (i) Sputnik Digital, S.A.P.I. de C.V., (ii) Enterteinvestments, S.A. DE C.V., (iii) SAE Logística en Entretenimiento, S.A. de C.V.

(f)Core Mexico Business Unit is comprised of OCESA Entretenimiento, S.A. de C.V. and its Subsidiaries as of this date (on a consolidated basis), but excluding (i) Ticketmaster Business Unit, (ii) ETK Business Unit, (iii) Core Colombia Business Unit, (iv) STK Business Unit, and (v) BNN Business Unit.
“Target Companies” means, collectively, OCEN and the OCEN Subsidiaries.
“Target Net Working Capital Amount” means, with respect to each of the Target Business Units individually and not on a combined basis, the amount of Ps$0.00 (zero point zero zero).
“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all federal, state, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, import, use, value added, occupation, property, excise, severance, stamp, license, payroll, social security, withholding and other taxes and penalties, surcharges, inflation adjustments or any ancillary charges derived therefrom, including in Mexico any payments due under any social security Laws including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing Fund (Instituto del Fondo Nacional

de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro), as well as any assessments, charges, duties, compensatory quotas, countervailing duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties, updates (actualizaciones) and interest thereon.
“Tax Return” means all returns, statements, notices, forms and reports for or related to, Taxes that are required to be filed under applicable Law.
“Televisa” has the meaning ascribed to such term in the Preamble.
“Televisa HoldCo” has the meaning ascribed to such term in the Recitals.
“Third Party Claim” has the meaning ascribed to such term in Section 8.7(a).
“Ticketmaster Mexico” means Venta de Boletos por Computadora, S.A. de C.V.
“Total Current Assets” means the total current assets of each of the Target Business Units, calculated as the sum of the total current assets of the Target Companies within each Target Business Unit. The total current assets of each of the Target Companies shall be determined in accordance with Accounting Principles and as described on Schedule 1.1(a), which, for the avoidance of doubt, shall include all cash and cash equivalents.
“Total Current Liabilities” means the total current liabilities of the Target Business Units, calculated as the sum of the total current liabilities of the Target Companies, within each Target Business Unit. The total current liabilities of each of the Target Companies shall be determined in accordance with Accounting Principles and as described in Schedule 1.1(a), which, for the avoidance of doubt, total current liabilities shall not include line items already included under Funded Indebtedness.
“Trade Secrets” means, collectively, any trade secrets and other confidential information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, molds, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.
“Trial Balances” has the meaning ascribed to such term in Section 3.3(b)(i).
“Working Capital Adjustment” has the meaning ascribed to such term in Section 2.3(b).
Section 1.2  Construction
.

In this Agreement, unless the context otherwise requires:
i.words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
ii.references to Articles, Sections, Exhibits, Annexes, the Preamble and Recitals are references to articles, sections, exhibits, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
iii.whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on the next day that is a Business Day;
iv.the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;
v.this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended or supplemented;
vi.“include”, “includes”, and “including” are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;
vii.the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”; and
viii.references to “Pesos”, “pesos” or “Ps$”, without more are to the lawful currency of Mexico.
Section 1.3 Annexes, Exhibits and Schedules. The Annexes, Exhibits and Schedules are incorporated into and form an integral part of this Agreement.
Section 1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (i) the “Knowledge of Sellers” or words of similar import, it shall mean (a) the actual knowledge of Jorge López de Cárdenas after conducting a reasonable investigation and due inquiry, and (b) the actual knowledge of Salvi Rafael Folch Viadero, Alejandro Benítez Cueto, Rafael Villasante Guzmán, Ricardo Pérez-Teuffer Fournier, Joaquín Balcarcel Santa Cruz, Armando Javier Martínez Benítez and Jorge Agustín Luttheroth Echegoyen, and such persons that replace such individuals position prior to Closing; and (ii) the

“Knowledge of Purchasers” or words of similar import, it shall mean the knowledge of the individuals set forth in Schedule 1.4(b) hereof, after reasonable investigation and due inquiry.
Article II
SALE OF SHARES
Section 2.1 Sale of Shares. On the terms, and subject to the satisfaction or waiver of the Conditions Precedent (condiciones suspensivas) set forth in Article VI of this Agreement, each Seller hereby agrees to sell to Purchasers, and Purchasers hereby agree to purchase the Shares from each Seller, as applicable, at the Closing, free and clear of all Liens and together with all accrued rights and benefits thereto. At the Closing, Sellers shall endorse “in property” (endoso en propiedad) the stock certificates representing the Shares in favor of Purchasers. Additionally, Sellers shall take such action as is necessary and legally required to reflect the sale, assignment, transfer, endorsement and delivery of the Shares, free and clear of all Liens, on the books and records of Televisa HoldCo.
Section 2.2 Purchase Price; Delivery of Funds and other payments.
(a) On the terms and subject to the conditions of this Agreement, Sellers agree to sell to Purchasers, and Purchasers agree to purchase from Sellers, the Shares, free and clear of any Liens, for a purchase price of Ps$5,206,000,000 (the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Section 2.3 and will be paid by Purchasers, at Closing.
Purchase Price shall be allocated among Sellers (with respect to their Shares in Televisa HoldCo) as set forth on Exhibit D.
(b) At least ten (10) Business Days prior to the Closing Date, OCEN shall deliver to Sellers a statement in Pesos (the “Estimated Closing Statement”) setting forth OCEN’s good faith estimates (in the understanding that exclusively for purposes of this good faith estimate, OCEN shall base its calculations for the Closing Funded Indebtedness and the Closing Working Capital, on the financial statements as of the most recently completed calendar month prior to the Closing Date and not as of 11:59 P.M. of the Business Day immediately prior to the Closing Date) of (i) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”); (ii) the Closing Working Capital (the “Estimated Working Capital”); (iii) the amount (which may be expressed as a positive or negative number), if any, by which the Estimated Working Capital exceeds the Target Net Working Capital Amount (such amount, the “Estimated Working Capital Adjustment”); (iv) a calculation of the estimated Closing Adjustment Amount based on such amounts; and (v) a calculation of the estimated Closing Purchase Price expressed in Pesos. The Estimated Closing Statement and each of the elements thereof shall be prepared in accordance with the Accounting Principles. Notwithstanding the foregoing, at least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Purchasers an Estimated Closing Statement which upon delivery, will be deemed the definitive Estimated Closing Statement for purposes this Article II. In the event Purchasers shall object to the Estimated Closing Statement, Purchasers shall notify Primary Seller of such objections, and Televisa, OCEN and Purchasers shall cooperate in good faith to resolve Purchasers’ objections as soon as practicable prior to the Closing Date; provided, that, if Purchasers and Sellers are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by

Sellers to Purchaser shall be binding for purposes of this Section 2.2, but not, for the avoidance of doubt, for purposes of Section 2.3 of this Agreement.
(c) At the Closing, Purchasers shall pay or cause to be paid to Sellers an amount equal to (i) the Purchase Price, plus (ii) an aggregate amount (which may be expressed as a positive or negative number), calculated in Pesos equal to (x) the Allocable Purchasers Sale Percentage of the Estimated Working Capital Adjustment, (y) minus the Allocable Purchasers Sale Percentage of the Estimated Closing Funded Indebtedness (such resulting amount, the “Closing Adjustment Amount” and the sum of the Purchase Price and the Closing Adjustment Amount, the “Closing Purchase Price”). Exhibit C hereto includes a sample of the calculation of the Closing Adjustment Amount pursuant to the terms herein, based on the information contained in the Financial Statements. For the avoidance of doubt, the Parties acknowledge and agree that the calculations included on Exhibit C are provided solely for sample purposes, and the information contained therein shall not be actually used for the calculation of the Closing Adjustment Amount, which shall be calculated pursuant to the terms herein. The Closing Purchase Price shall be made by wire transfer of immediately available funds to an account designated by each of the Sellers in writing to Purchasers at least three (3) Business Days prior to the Closing. The Closing Purchase Price and any Purchase Price Adjustment shall be allocated among Sellers as set forth on Exhibit D.
Section 2.3 Final Purchase Price..
(a) The Purchase Price shall be adjusted and finally determined upwards or downwards (the “Final Purchase Price”), following the procedure set forth below by (i) adding (or subtracting the absolute value, in the case of a negative adjustment) to the Purchase Price, the Allocable Purchasers Sale Percentage of the Working Capital Adjustment if any; and (ii) subtracting the Allocable Purchasers Sale Percentage of the Closing Funded Indebtedness.
(b) Not later than seventy five (75) days following the Closing Date, OCEN shall prepare and deliver to the Primary Parties, (i) an unaudited combined balance sheet of OCEN and the OCEN Subsidiaries as of 11:59 P.M. on the Business Day immediately prior to the Closing Date prepared in accordance with the Accounting Principles (the “Closing Balance Sheet”); and (ii) a statement (the “Closing Statement”) setting forth OCEN’s good faith calculations (the “OCENs’ Proposed Calculations”) as of 11:59 P.M. on the Business Day immediately prior to the Closing Date of (A) the Closing Working Capital; (B) the amount, if any (which may be expressed as a positive or negative number), by which the Target Net Working Capital Amount differs from the Closing Working Capital (the “Working Capital Adjustment”); (C) the Funded Indebtedness of each of the Target Business Units calculated as the sum of the total Funded Indebtedness of the Target Companies within each Target Business Unit (the “Closing Funded Indebtedness”); and (D) a calculation of the Final Purchase Price based on such amounts. OCEN’s Proposed Calculations shall be made in accordance with the Accounting Principles.
(c) In the event that none of the Primary Parties object to the Closing Balance Sheet or OCEN’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to the other Primary Party within sixty (60) days after the Primary Parties’ receipt of the Closing Balance Sheet and OCEN’s Proposed Calculations, the calculation of the Final Purchase Price pursuant to OCEN’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.3(c)

shall set forth in reasonable detail the relevant Primary Party’s alternative calculations, if any, of (i) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto; (ii) the Closing Funded Indebtedness; and (iii) a calculation of the Final Purchase Price based on such amounts. Purchasers shall cause OCEN and the OCEN Subsidiaries and their personnel to provide Sellers with prompt and reasonable access to OCEN and the OCEN Subsidiaries’ auditors and accounting and other personnel and to the books and records of OCEN and the OCEN Subsidiaries and any other document or information reasonably requested by Sellers (including the workpapers of OCEN and the OCEN Subsidiaries’ auditors) in order to allow Sellers to review the OCEN’s Proposed Calculations.
(d) If any of the Primary Parties delivers a Notice of Objection to the other Primary Party within the sixty (60) day period referred to in Section 2.3(c), then any element of OCEN’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any element that is in dispute (all such elements, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.3(d):
(i) the Primary Parties shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within thirty (30) days after the date of receipt of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted by any of the Parties to an Expert, which the Primary Parties hereby jointly and irrevocably appoint;
(ii) the Primary Parties shall instruct, and use their commercially reasonable efforts to cause the Expert to render a decision in accordance with this Section 2.3(d) within thirty (30) days of the submission of the Disputed Amounts, to the Expert;
(iii) for the purposes hereof, upon submission of the Disputed Amounts to the Expert, the Primary Parties shall provide to the Expert all documents that each of them deems necessary, including a statement of reasons explaining their corresponding position. Such documents shall be delivered no later than fifteen (15) days following submission for Expert’s intervention. Within ten (10) days following the receipt of such documents, the Expert may request the Primary Parties to provide further information, in the understanding that such additional information shall only be requested for clarifying purposes. During such term, the Expert may, set up meetings with the Primary Parties as the Expert may deem reasonably necessary;
(iv) the Expert shall be instructed to make its determinations (A) only with respect to Disputed Amounts, and not as to any other element of OCEN’s Proposed Calculations, (B) in accordance with the Accounting Principles and the other provisions of this Agreement, and (C) with respect to any Disputed Amount, not in any amount that is greater than the greater of, or lower than the lower of, the amounts proposed by Sellers and Purchasers with respect to such Disputed Amounts;
(v) the determination made by the Expert shall be final and binding upon each Party hereto;

(vi) if the Primary Parties submit any Disputed Amounts to the Expert for resolution, Sellers and Purchaser shall each pay their own costs and expenses incurred under this Section 2.3(d). Each of the Sellers and Purchasers shall be responsible for 50% of the fees and costs of the Expert; and
(vii) any Disputed Amounts brought to the Expert shall be resolved in either way as presented by one of the Primary Parties and it may not be resolved in any other manner.
(e) All amounts determined to be final and binding in accordance with Sections 2.3(c) or Section 2.3(d) hereof shall be final and binding in terms of article 2252 of the Federal Civil Code (Código Civil Federal); accordingly, the Final Purchase Price shall be recalculated based upon such final and binding determinations and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding. Upon such determination of the Final Purchase Price, Televisa (on behalf of Sellers) or Primary Purchaser, as the case may be, shall make the payment required by this Section 2.3(e). The amount payable by Sellers or Purchaser pursuant to this Section 2.3(e) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes. Accordingly:
(i) if the Final Purchase Price is greater than the Closing Purchase Price, then within five (5) Business Days after the determination of the Final Purchase Price, Primary Purchaser shall pay Televisa, on behalf of Sellers, an amount equal to the difference between the Closing Purchase Price and the Final Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by Televisa on behalf of Sellers in writing to Primary Purchaser promptly after the final determination of the Final Purchase Price; and
(ii) if the Final Purchase Price is less than the Closing Purchase Price, then within five (5) Business Days after the determination of the Final Purchase Price, Televisa shall pay Primary Purchaser an amount equal to the difference between the Closing Purchase Price and the Final Purchase Price, by wire transfer of immediately available funds to an account designated by Primary Purchaser in writing to Televisa promptly after the final determination of the Final Purchase Price.
Section 2.4 Closing; Closing Deliverables.
(a) Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the sale referred to in Section 2.1 hereof (the “Closing”) shall take place in Mexico City, Mexico, at 10:00 A.M. at the offices of Creel, García-Cuéllar, Aiza y Enríquez, S.C., within fifteen (15) Business Days, after the last of the conditions set forth in Article VI is satisfied or waived by the Party entitled to waive such condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Primary Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.
(b) At the Closing, Televisa shall deliver or cause to be delivered to Primary Purchaser:

(i) certificates representing the Shares, duly endorsed in property (endoso en propiedad) by each of the respective Seller;
(ii) a certified copy of the share ledger of Televisa HoldCo reflecting: (A) the shareholding structure of Televisa HoldCo on the Closing Date immediately before the transfer of the Shares; (B) the transfer of the Shares; and (C) the shareholding structure of Televisa HoldCo on the Closing Date immediately after the transfer of the Shares to Purchasers;
(iii) a certificate signed by Televisa, dated as of the Closing Date, confirming the matters set forth in Section 6.2(a) and Section 6.2(b);
(iv) resignations of the members of the board of directors, secretary and statutory auditor (comisario) of Televisa HoldCo; and
(v) electronic tax invoice (Comprobante Fiscal Digital por Internet or CFDI) reflecting the Purchase Price paid by the Primary Purchaser, issued in accordance with the requirements set forth in the applicable Laws, including the Federal Fiscal Code (Código Fiscal de la Federación) and the provisions of the Tax Miscellaneous Resolutions for 2018 (Resolución Miscelánea Fiscal para 2018).
(c) At the Closing, Primary Purchaser shall deliver to Televisa:
(i) evidence of payment by wire transfer of immediately available funds of the Purchase Price;
(ii) upon receipt of the original duly endorsed certificates representing the Shares, a certification evidencing such receipt;
(iii) a certificate signed by an authorized officer of the Primary Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 6.3(a) and Section 6.3(b) hereof;
(iv) copies of all consents and waivers under Antitrust Laws. For the avoidance of doubt, failure to obtain any consent and/or waiver that depends on any third party shall not result in any liability to the Parties; and
(v) a counterpart to the minutes of the shareholders’ meeting of Televisa HoldCo, granting in favor of each director or sole administrator, secretary and statutory auditors or equivalents of Televisa HoldCo, the broadest release permitted by Law in respect of their legal performance of their duties and obligations as directors, secretary and statutory auditors, as applicable; (B) the revocation of any and all powers of attorney granted by Televisa HoldCo; and (C) the appointment of new members of the board of directors, secretary and new statutory auditors of Televisa HoldCo; and
(vi) a counterpart to the minutes of the shareholders’ meeting of OCEN, approving the and granting in favor of each director, secretary and statutory auditors or equivalents appointed, directly or indirectly, by Televisa, the broadest release permitted by Law in respect of their legal performance of their duties and obligations as directors and statutory auditors, as applicable; and (B) the appointment of new members of the board of directors, secretary and new statutory auditors of OCEN.
(vii) a copy of the CIE SPA executed by and among the Primary Purchaser, in its capacity as purchaser, and CIE, in its capacity as seller.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller jointly and severally represents and warrants to Purchasers as of the date hereto and as of the Closing as follows:
Section 3.1  Representations on Sellers
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(a) Organization and Tax Residency. Each Seller is a company duly organized and existing under the laws of Mexico and a resident of Mexico for tax purposes.
(b) Authorization. Such Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, the consummation by such Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Agreement and all other instruments and agreements to be executed and delivered by such Seller as contemplated hereby and thereby will be, duly executed and delivered by such Seller. Assuming that this Agreement constitutes legal, valid and binding obligations of each other party hereto, this Agreement constitutes legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, such instruments and agreements will constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.
(c) Non-Contravention. The execution of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with any of the provisions of the articles of incorporation, bylaws, trust agreement or other equivalent charter documents of such Seller or Televisa HoldCo; (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of such Seller or Televisa HoldCo; (iii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under any Contract, Permit, or other instrument to which Televisa HoldCo is a party or by which any of its properties or assets are bound; or (iv) subject to complying with the filings required by applicable Antitrust Laws, contravene any Law or any Order applicable to such Seller or of Televisa HoldCo, by which any properties or assets of such Seller or Televisa HoldCo are bound.
(d) Ownership of Shares by Sellers. Each Seller has good and valid title to the Shares set forth opposite such Seller’s name in Schedule 3.1(d) hereof, free and clear of all Liens, and is the record and beneficial owner thereof. Such Shares were subscribed or acquired and fully paid by such Seller in compliance with applicable Law. Other than this Agreement, there is no outstanding Contract with any Person for such Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of Televisa HoldCo. At the Closing, such Seller will convey good and valid title to such Shares, free and clear of all Liens, Orders, Contracts or other limitations whatsoever.
Section 3.2 Representations on Televisa HoldCo
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(a) Organization. Televisa HoldCo is duly incorporated and validly existing under the Laws of Mexico, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
(b) Ownership of Shares by Televisa HoldCo. Televisa HoldCo has good and valid title to the OCEN Shares, free and clear of all Liens, and is the record and beneficial owner thereof. The OCEN Shares were subscribed or acquired and fully paid by Televisa HoldCo in compliance with applicable Law. Other than this Agreement, the Joint Venture Agreement (which will be terminated at Closing, except for its non-compete obligations which amended form will be effective on the Closing) and the CIE SPA, there is no outstanding Contract with any Person for such Person to purchase, redeem or otherwise acquire the OCEN Shares from Televisa HoldCo. At the Closing, Televisa HoldCo will maintain good and valid title to the OCEN Shares, free and clear of all Liens, Orders, Contracts (other than this Agreement and the Joint Venture Agreement, which will be terminated at Closing, except for its non-compete obligations which amended form will be effective on the Closing) or other limitations whatsoever.
(c) Absence of Payable Cash Distributions. Except as set forth in the Coordination Agreement, there are no (i) dividends payable by Televisa HoldCo, or (ii) contributions for future capital increases payable by Televisa HoldCo in favor of OCEN or the OCEN Subsidiaries.
(d) Absence of Other Business. (i) Televisa HoldCo’s sole business activity is and always has been the ownership of the OCEN Shares; and (ii) other than owning (and exercising the rights derived from such ownership) the OCEN Shares, Televisa HoldCo has no, and has never had any, business operations.
(e) Capitalization and Funded Indebtedness of Televisa HoldCo.

a.The authorized capital stock of Televisa HoldCo is set forth in Schedule 3.2(e) hereto, and conforms to the information entered into Televisa HoldCo’ stock register and capital variations register. The Shares constitute 100.0% (one hundred percent) of the issued and outstanding equity interests of Televisa HoldCo that are owned by Sellers as of the date hereof, and are represented by stock certificates validly issued by Televisa HoldCo. The Shares have been duly authorized and validly issued and subscribed and are fully paid, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. Except for the Shares, no shares of capital stock or other equity interests of Televisa HoldCo are issued, reserved for issuance or outstanding. None of Televisa HoldCo nor any Seller is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in Televisa HoldCo, pursuant to which a Seller or Televisa HoldCo is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, Televisa HoldCo or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in Televisa HoldCo. There are no outstanding or authorized (i) stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in Televisa HoldCo, or (ii) bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of Televisa HoldCo on any matter, other than those set forth in Schedule 3.2(e) hereof. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, Televisa HoldCo. Televisa HoldCo maintains no Funded Indebtedness.

(1)Financial Statements; Undisclosed Liabilities
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(i) Televisa HoldCo has furnished Primary Purchaser with (i) the audited balance sheet of Televisa HoldCo as of December 31, 2018 and December 31, 2017, the related audited statements of comprehensive income, changes in equity and cash flows for the fiscal years ended December 31, 2018 and December 31, 2017 (collectively, the “Audited Financial Statements”); and (ii) the interim unaudited balance sheet of Televisa HoldCo as of March 31, 2019 (the “Balance Sheet Date”), and the related interim unaudited statements of income, changes in equity and cash flows for the 12 (twelve) months then ended. The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), except as described therein, and subject to normal year-end audit adjustments, have been prepared in accordance with NIIF.
(ii) The Audited Financial Statements fairly present, in all material respects and unless otherwise specified therein, the financial position of Televisa HoldCo as of December 31, 2018 and December 31, 2017, respectively, and the related statements of income, changes in equity and cash flows fairly present, in all material respects, the results of operations, changes in equity and cash flows of Televisa HoldCo for the fiscal years then ended unless otherwise specified therein. The unaudited balance sheet as of the Balance Sheet Date of Televisa HoldCo and the related interim unaudited statement of income fairly present, in all material respects, the financial position of Televisa HoldCo as of the date thereof and the related statement of income fairly presents, in all material respects, the results of the operations of Televisa HoldCo, for the period indicated.
(iii) Televisa HoldCo has no Liabilities that should be reflected in the balance sheet of the Financial Statements and that are not already reflected in the Financial Statements in compliance with NIIF.
(iv) Since the Balance Sheet Date, no event has occurred which has resulted in, or is likely to result in, a Material Adverse Effect.
(v) Televisa HoldCo has no accounts receivables that are not reflected in the Financial Statements.
(h)  Compliance with Laws.
(i) Televisa HoldCo has conducted its business in compliance in all Material respects with all applicable Laws, and has not received written notice of any Material violation or non-compliance thereof.
(ii) No Televisa HoldCo directors or any other Person acting on behalf of any such Person has, directly or indirectly, taken any action that would cause Televisa HoldCo to be in violation of the applicable anti-bribery Laws of Mexico, including any applicable Law of any locality, including any Law promulgated by the Mexican Government to implement the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.
(i) Litigation. Televisa HoldCo is not party to, and has not received in the past 3 (three) years written notice of, any action, claim, demand, proceeding, audit or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, by or before any court, tribunal, arbitrator or other Governmental Entity or any other Person that is pending (a “Proceeding”), or, to the Knowledge of Sellers, threatened (i) against, relating to or involving Televisa HoldCo or any properties or assets owned, leased or used by Televisa HoldCo; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby, and to the Knowledge of Sellers, no event has occurred or condition or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding referenced in this Section. No Proceedings, whether voluntary or involuntary, are pending or to the Knowledge of Sellers threatened against Televisa HoldCo or any Seller, nor is Televisa HoldCo or any Seller contemplating any such Proceedings, under the bankruptcy Laws and/or receivership or similar Laws of the United States of America, or any State thereof, or of any other country or jurisdiction.
(j) Tax Matters. Except as disclosed in Schedule 3.2(i) hereof:

(j) (w) Televisa HoldCo has timely filed all Tax Returns that it is required to file, and has paid all Taxes thereon as owing as required by Law; (x) Televisa HoldCo has properly and timely withheld, collected and paid or remitted all Taxes that are required to be withheld, collected, paid or remitted under Law; (y) all statutory Tax reports (declaraciones fiscales) have been timely filed before the tax authorities by the external auditors of Televisa HoldCo, and Televisa HoldCo has maintained all documents and records relating to such Tax Returns as required by Law; and (z) all Tax Returns for all open periods filed by Televisa HoldCo correctly reflect in all material respects the matters required to be reported therein including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due and paid.
(ii) Schedule 3.2 (i)(ii) hereof lists all Income Tax Returns filed with respect to Televisa HoldCo for taxable periods ended on or after December 31, 2013, indicates those Income Tax Returns that have been audited or reviewed by Governmental Entities, and indicates those Income Tax Returns that currently are the subject of audit or review by a Governmental Entity. Sellers have delivered to Purchasers correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Televisa HoldCo since January 1, 2014.
(iii) Televisa HoldCo has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(iv) Televisa HoldCo is not party to any Income Tax allocation or sharing agreement.
(v) There are no Tax Audits pending or, to the Knowledge of Sellers, threatened with respect to any Tax Returns or Taxes due from (whether as a result of an assertion of a deficiency or otherwise) of Televisa HoldCo.
(vi) The Financial Statements provide for reserves and allowances, in each case adequate to satisfy all Taxes payable (including Taxes accrued or accruable but not yet required to be paid) relating to Televisa HoldCo for all taxable periods or portions thereof through the Closing.
(vii) Televisa HoldCo has not received a Tax ruling or entered into a closing agreement or other agreement relating to Taxes with any Governmental Entity which would apply after the Closing Date.
(viii) All transactions entered into by Televisa HoldCo with any related party during any period for which the statute of limitations for any Tax has not expired or for which a taxable year remains open have been carried in accordance with applicable Tax Laws, and Televisa HoldCo has complied with all applicable transfer pricing disclosure, documentation, reporting or other requirements as required by Law with respect to such related party transactions.
(ix) Sellers have delivered to Televisa HoldCo the documents described in Article 26, Section XI of the Mexican Federal Fiscal Code (Código Fiscal de la

Federación) in order to be registered as shareholders of Televisa HoldCo, and Televisa HoldCo does not have joint and several liability with respect to due taxes, if any, arising from the acquisition of Televisa HoldCo’ shares by the Sellers.
(k) Intellectual Property.
(i) Televisa HoldCo does not have any title, license or any other right to any type of Intellectual Property.
(ii) Televisa HoldCo has not received written notice of any claim challenging the use or ownership by Televisa HoldCo of any Intellectual Property.
(l) Insurance.
(i) Televisa HoldCo does not maintain any insurance policies or bonds policies, and is not required to engage any of those insurance or bonds policies by virtue of Law or Contract. There is no Material Proceeding to which Televisa HoldCo is a party in connection with any insurance or bonds policies.
(m) Employee Benefits and Labor Relations.
(i) Televisa HoldCo does not and has not maintained during its existence any employment or labor relationship with any Person whatsoever, and is party to no collective bargaining agreement whatsoever.
(ii) There has not been, there is not presently pending or existing, and to the Knowledge of Sellers there is no threatened, (i) strike, slowdown, picketing, or work stoppage, or (ii) any Proceeding against or affecting Televisa HoldCo relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the Secretaría del Trabajo y Previsión Social, Junta Federal y/o Local de Conciliación y Arbitraje or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting Televisa HoldCo or its premises. Neither Televisa HoldCo nor any Televisa HoldCo member (including but not limited to, shareholders, board members, officers, agents, Representatives or any of their successors) is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.
(n) Transactions with Related Parties.
(i) Except for those referred to in Schedule 3.2(m)(i) hereof, Televisa HoldCo has not entered into, and is not currently a party to, any Contract or relationship of any nature with any of Televisa or its Affiliates.
(ii) (y) No shareholder, director or officer of Televisa HoldCo or any of its Affiliates, has any direct or indirect ownership or other interest in any Person (other than OCEN) with which Televisa HoldCo has a business relationship; and (z) as of the Closing, there will be no outstanding obligations (whether under Contract or otherwise) between Televisa HoldCo and Sellers or any of its Affiliates.
(o) Contracts. Televisa HoldCo is not a party to any Contract under which Televisa HoldCo is subject to any obligation in aggregate, in excess of Ps$500,000.00.
(p) Real Properties; Real Property Leases; Real Property Licenses. Televisa HoldCo does not own, lease, operate or otherwise use, any manufacturing plant or facility, distribution facility, stadium, racetrack, sports facility, concert hall, music festivals facility, conference hall, expositions center, or any other facility or real estate property of any nature.
(q) Bank and Investment Accounts. Schedule 3.2(p) hereof contains a complete and accurate list showing (i) the name of each bank or other financial institution in which Televisa HoldCo has an account or safe deposit box, the number and nature of any such account or any such box and (ii) the names of all Persons authorized to draw thereon, to have access thereto, or to instruct the investment of the funds deposited thereto.
(r) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or Televisa HoldCo in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Televisa HoldCo or for which Televisa HoldCo has any Liabilities.
(s) Proceedings. Sellers have not received written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Sellers, no such Proceedings are threatened.
Section 3.3 Representations on OCEN.
(a) Capitalization of OCEN. The OCEN Shares constitute 40.0% (forty percent) of the issued and outstanding equity interests of OCEN, and are represented by stock certificates validly issued by OCEN. The OCEN Shares have been duly authorized and validly issued and subscribed and are fully paid, and are not subject to, and, to the Knowledge of Sellers, were not issued in violation of any preemptive rights or other similar rights. Televisa HoldCo is the record and beneficial holder of the OCEN Shares, free and clear of all Liens. Except for the Joint Venture Agreement, Televisa HoldCo is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in OCEN, pursuant to which Televisa HoldCo or OCEN is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in OCEN, or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in OCEN.
(b) OCEN Financial Statements; OCEN Undisclosed Liabilities.

(i) Schedule 3.3(b)(i) contains the following financial information of the Target Companies as identified in the first page of such schedule:
(A) financial statements, which includes the report of the independent auditors, the consolidated and / or unconsolidated statement of financial position as of December 31, 2018 (the “OCEN Balance Sheet Date”), and December 31, 2017, and the consolidated and/or unconsolidated statements of income, stockholders’ equity and cash flows for the twelve (12) months then ended, as well as the explanatory notes to the financial statements that include a summary of significant accounting policies (collectively, the “OCEN Financial Statements”). To the Knowledge of the Sellers, the OCEN Audited Financial Statements fairly present, in all material aspects, the consolidated and/or unconsolidated financial situation of the corresponding Target Companies as of December 31, 2017 and December 31, 2018 and their financial performance and cash flows for the year, completed on that date, in accordance with NIF.
(ii) To the Knowledge of the Sellers, except as set forth in Schedule 3.3(b), the Target Companies have no Liabilities that are not already reflected in the OCEN Financial Statements as required by the NIF, except for Liabilities incurred in the Ordinary Course of Business.
(c) Tax Matters of OCEN. To the Knowledge of the Sellers, except as disclosed in Schedule 3.3(c) hereof or as otherwise agreed in writing by Sellers and Purchasers:
(i) (w) The Target Companies have timely filed all Tax Returns that they are required to file, and have paid all Taxes thereon as owing as required by Law; (x) Target Companies have properly and timely withheld, collected and paid or remitted all Taxes that are required to be withheld, collected, paid or remitted under Law; (y) all statutory Tax reports (declaraciones fiscales) have been timely filed before the tax authorities by the external auditors of the Target Companies, and the Target Companies have maintained all documents and records relating to such Tax Returns as required by Law; and (z) all Tax Returns for all open periods filed by the Target Companies correctly reflect in all material respects the matters required to be reported therein including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due and paid.
(ii) The Target Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(iii) The Target Companies are not party to any Income Tax allocation or sharing agreement.
(iv) There are no Tax Audits pending or threatened with respect to any Tax Returns or Taxes due from (whether as a result of an assertion of a deficiency or otherwise) of the Target Companies.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND JOINT OBLIGOR
Each of the Purchasers and the Joint Obligor hereby represent and warrant, as of the date hereof and as of the Closing, to the Sellers as follows:
Section 4.1 Due Organization, Good Standing and Corporate Power of Purchasers and Joint Obligor.
Each of Purchasers and Joint Obligor is validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its businesses as now being conducted. Neither Purchaser nor the Joint Obligor is in violation of any of the provisions of its articles of incorporation or by-laws.
Section 4.2 Authorization; Non-contravention.
(a) Each Purchaser and the Joint Obligor has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement, and all other instruments and agreements to be delivered by each Purchaser and the Joint Obligor as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchasers and the Joint Obligor as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the articles of incorporation, by-laws, trust agreement or equivalent charter documents of each Purchaser and the Joint Obligor, as amended to the date of this Agreement; (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract, Permit or other instrument to which any Purchaser or the Joint Obligor is a party or by which any Purchaser or the Joint Obligor or any of its respective properties or assets is bound; or (iii) be subject to the approval of the board of directors of the Purchasers or the Joint Obligor, contravene any Law or any Order applicable to Purchasers or the Joint Obligor or by which any of their properties or assets are bound.
(c) Each Purchaser and the Joint Obligor has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Purchaser and Joint Obligor of this Agreement and all other instruments and agreements to be delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby, the consummation by such Purchaser and Joint Obligor of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Agreement and all other instruments and agreements to be executed and delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby will be, duly executed and delivered by such Purchaser and Joint Obligor. Assuming that all other instruments and agreements to be delivered by such Purchaser and Joint Obligor as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, such instruments and agreements will constitute legal, valid and binding obligations of such Purchaser and Joint Obligor enforceable against such Purchaser and Joint Obligor in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.
Section 4.3 Consents and Approvals. Except for the required Antitrust Filings and clearances and/or approvals thereunder received, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchasers or the Joint Obligor or the consummation by Purchasers or the Joint Obligor of the transactions contemplated by this Agreement.
Section 4.4 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchasers is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the Sellers.
Section 4.5 Financing. Purchasers, on the Closing, will have sufficient funds available so as to enable them to consummate the purchase of the Shares and the other transactions contemplated by this Agreement.
Section 4.6 Proceedings. Purchasers have not received, as of the date hereof, written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Purchasers, no such Proceedings are threatened, including any bankruptcy, insolvency, reorganization, moratorium or other similar proceeding.
Article V
COVENANTS
Section 5.1 Access to Information Concerning Properties and Records. Sellers, after the date hereof through Closing Date, shall, and shall cause Televisa HoldCo to, (i) provide access to Purchasers, any potential lender of Purchasers and their Representatives, as reasonably requested in writing by Purchasers, to the offices, senior management of Televisa HoldCo, and books and records of Televisa HoldCo (it being understood that such access will be coordinated through Televisa, and granted during regular business hours upon reasonable advance notice in writing, and provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the business of Televisa HoldCo, shall be subject to confidentiality obligations consistent with those included in this Agreement and no Representative of Purchasers that has any relation with a Person involved or that provides services to other Persons involved in competitive activities with those of Televisa or its Affiliates may be granted any such access); and (ii) furnish to Purchasers, any potential lender of the Purchasers and their Representatives, such financial and operating data and other information relating to Televisa HoldCo as such Persons may reasonably request; provided, that, Purchasers will not have access to information that, in the reasonable opinion of Televisa would result in a violation of applicable Laws, including Antitrust Laws; and provided, further, that such access shall not unreasonably disrupt the operations of Televisa HoldCo. No investigation by Purchasers or other information received by Purchasers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers hereunder.
Section 5.2 Confidentiality.
(a) Each Party shall, and shall cause its Representatives to treat confidentially and not disclose all or any portion of any Confidential Material received from the other Party prior to the execution of this Agreement or to which it may avail thereafter in connection with this Agreement, and shall use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose. Each Party acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for such Party to consummate the transactions contemplated by this Agreement. If such Party or its Representatives are requested or required to disclose (after such Party has used its commercially reasonable efforts (litigation excepted) to avoid such disclosure and, to the extent not prohibited by Law, after promptly advising and consulting with the other Party about such Party’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), to the extent not prohibited by Law, such Party shall provide the other Party with prompt notice of such request so that such other Party may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Party may disclose only that portion of the Confidential Material which such Person’s counsel advises is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Party shall exercise its commercially reasonable efforts (excluding litigation), at the other Party’s sole cost, to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. The Parties agree that this Agreement supersedes and terminates the Confidentiality Agreement and therefore, any matters related to the use, confidentiality and disclosure of the Confidential Material shall be solely subject to the provisions of this Agreement.
Section 5.3 Conduct of the Business Pending the Closing Date.
a.Sellers agree that during the period commencing on the date hereof and ending on the Closing Date, Televisa HoldCo shall, to the extent permitted by Law, vote the OCEN Shares so that OCEN continues to conduct its respective operations (including its working capital practices) only in the Ordinary Course of Business consistent with past practice.
b.From the date hereof and until the earlier to occur of the Closing Date or such date as this Agreement is terminated in accordance with Article VII, Sellers agree that, except as (i) expressly required or permitted by this Agreement; (ii) required by applicable Law; or (iii) otherwise consented to in advance in writing by Primary Purchaser provided that such consent does not violate applicable Law (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall cause Televisa HoldCo, not to:

(i) create, incur or assume any Funded Indebtedness;
(ii) grant, create, incur or suffer to exist any Liens, other than Permitted Liens, on any assets, properties, rights or shares of capital stock of Televisa HoldCo;
(iii) split, combine or reclassify any of the capital stock of Televisa HoldCo or issue or authorize or propose the issuance of any other securities or equity interests in respect of, in lieu of or in substitution for, shares of the capital stock of Televisa HoldCo;
(iv) issue or grant options, warrants, rights to purchase, or any other instrument that is convertible into, any securities with respect to Televisa HoldCo;
(v) repurchase, directly or indirectly, redeem or otherwise acquire any shares of the capital stock of Televisa HoldCo or any securities convertible into or exercisable for any shares of the capital stock thereof, except, in each case, in respect of acquisitions of shares representing the stated capital of Televisa HoldCo from third parties;
(vi) transfer, sell, dispose of, or agree to transfer, sell or dispose of, the Shares and the Televisa HoldCo Shares, or enter into any agreement to do, or with respect to, any of the foregoing;
(vii) take any action or omit to take any action, the result of which is or could reasonably be expected to be, to trigger the exercise by any Person of any option to purchase or otherwise acquire any shares of the capital stock of Televisa HoldCo;
(viii) merge or consolidate with, or take any corporate action that approves a merger or consolidation in the future with, any other Person or acquire any amount of stock or assets of any other Person;
(ix) spin-off, or take any corporate action that approves any spin-off in the future, of Televisa HoldCo;
(x) commence any Proceeding or file any petition in any court relating to bankruptcy, concurso mercantil, reorganization, insolvency, dissolution, liquidation or relief from debtors;
(xi) enter into, modify or amend in any respect or terminate any Contract to which Televisa HoldCo is a party, except (i) as agreed with Purchaser in connection with the implementation of agreements related to the transactions contemplated herein and (ii) and any back office transaction with Sellers or its Affiliates which shall be terminated with no responsibility to Televisa HoldCo on or before the Closing Date;
(xii) cause or permit any amendment, supplement, waiver or modification to or of any of the organizational documents of Televisa HoldCo (except for the change in the corporate name of Televisa HoldCo to remove any reference to “Televisa”);
(xiii) make any loan, advance or capital contribution to or investment in any Person;

(xiv) change the accounting methods, practices or procedures applicable to Televisa HoldCo, except as required by applicable NIIF or applicable Law;
(xv) (a) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (b) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Sellers shall have provided Purchasers a copy thereof (together with supporting papers) at least 3 (three) Business Days prior to the due date thereof for Primary Purchaser to review;
(xvi) declare, set aside or pay any cash or non-cash dividend or other cash or non-cash distribution with respect to its shares of stock, except as set forth in the Coordination Agreement;
(xvii) enter into any collective bargaining agreement of Televisa HoldCo or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to Televisa HoldCo; or
(xviii) agree, whether in writing or otherwise, to do any of the actions or omissions described in paragraph (i) through (xxiv) above.
Section 5.4 Exclusive Dealing. During the period from the date of this Agreement through and including the earlier of the Closing Date or the End Date, Sellers shall not, and shall cause Televisa HoldCo and the respective Representatives and Affiliates of Televisa HoldCo to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchasers, their Affiliates and Representatives concerning any Alternate Transaction, (as defined below) and Sellers shall prevent Televisa HoldCo from entering into any Alternate Transaction. For purposes hereof, an “Alternate Transaction” means (i) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale or any other type of transfer of equity interests or other similar transaction involving Televisa HoldCo, OCEN or the OCEN Subsidiaries; (ii) any sale of all or any significant portion of the assets of Televisa HoldCo, OCEN or the OCEN Subsidiaries, or a sale of any Material assets of Televisa HoldCo, OCEN or the OCEN Subsidiaries; (iii) any other transaction in respect of Televisa HoldCo, OCEN or the OCEN Subsidiaries, which results directly or indirectly, in a change of control of Televisa HoldCo, OCEN or the OCEN Subsidiaries, or sale of any minority equity interest in Televisa HoldCo, OCEN or the OCEN Subsidiaries; (iv) enter into any agreement or other commitment that includes a Change of Control Clause with respect to the control over any of Televisa HoldCo, of OCEN or of the OCEN Subsidiaries; or (v) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which Purchasers do not participate. Neither Sellers nor Televisa HoldCo will vote their capital stock (nor take any other corporate action) in Televisa HoldCo and OCEN which results or could result in a transfer of any capital stock of Televisa HoldCo and OCEN or any other Alternate Transaction.
Section 5.5 Commercially Reasonable Efforts; Consents

.
(a) Subject to the terms and conditions contained in this Section 5.5 and Section 5.8, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.2 and Section 6.3, provided, however, that notwithstanding anything to the contrary in this Agreement, Sellers and/or their Affiliates shall not be required to accept any conditions imposed on them pursuant to such permits, consents, approvals, authorizations, qualifications and/or Orders.
Section 5.6 Public Announcements.
(a) Sellers and Purchasers each shall (i) consult with each other before issuing any press release, making any public statement or otherwise taking any action, the result of which is, could be reasonably be expected to be, or is legally required to result in, the public release of the transactions contemplated by this Agreement; (ii) provide to the other Party for review a copy of any such press release or public statement before its publication; and (iii) not issue any such press release or make any such public statement or take any such action that results or could result in the publication or the legal obligation to publish, prior to such consultation and review and the receipt of the prior consent of the other Party, unless and only to the extent, in the reasonable judgment of such Party upon the advice of its counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Mexican Securities Law or the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided that, to the extent so required by applicable Law, the Party intending to make such release or take any such action shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Party in advance of such release with respect to the text thereof or with respect to the appropriate course of action.
Section 5.7 Notification of Certain Matters. Purchasers, on the one hand, and Sellers on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Sellers or the Knowledge of Purchasers, threatened, against any of Sellers, Televisa HoldCo or Purchasers, as the case may be; (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; (iii) the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by Sellers or Purchasers, as the case may be, in this Agreement or in any schedule, exhibit or certificate or delivered herewith, to be untrue or inaccurate; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (v) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, change or effect which could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further that a breach of this Section 5.7 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VI or give rise to a right of termination under Article VII or a right to indemnification under Article VIII if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article VI or would not result in the ability of such non-breaching Party to terminate this Agreement or to obtain indemnification, as the case may be.
Section 5.8 Antitrust Laws; IFETEL.
(a) Each Party shall use its commercially reasonable efforts to: (i) as promptly as practicable, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby (the “Antitrust Filings”); (ii) obtain the required consents and unconditional clearance from COFECE (or subject to conditions acceptable to the Party to which such conditions are imposed) and, to the extent applicable, any other authorities, as promptly as practicable, and in any event prior to the End Date; (iii) comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from COFECE; and (iv) as promptly as practicable, take all actions necessary to file or cause to be filed before the IFETEL the filings and/or notices required of it or any of its Affiliates under applicable Law.
(b) Each Party shall use its commercially reasonable efforts to (i) consult and cooperate with each other and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws; (ii) promptly notify the other Party of any material written communication made to or received by it from COFECE or IFETEL and, to the extent applicable, any other authorities, regarding any of the transactions contemplated hereby and, subject to applicable Law permit the other Party to review in advance any proposed written communication to COFECE or IFETEL and, to the extent applicable, any other authorities, and incorporate the other Party’s reasonable comments; and (iii) consult with the other Party in advance of any material meeting or teleconference with any Governmental Entity and, to the extent not prohibited by the Governmental Entity, give the other Party the opportunity to attend and participate in such meetings or teleconferences.
(c) The Purchaser and/or its counsel shall lead the Parties’ efforts in obtaining the approval from COFECE, being responsible for (i) leading any interaction with COFECE (in the understanding that all Parties and/or their counsels will be invited to any meeting with COFECE), and (ii) submitting any and all documents and/or information to COFECE.
(d) Primary Purchaser shall be responsible for the payment of all filing fees (except for fees of the Sellers’ legal counsel) in connection with the Antitrust Filings under the Antitrust Laws.
(e) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that (i) the Parties and/or their Affiliates shall not be required to accept any conditions imposed on them by COFECE or any other authority, and (ii) the Parties and/or their Affiliates’ obligations hereunder shall be limited to commercially reasonable efforts and in no event will any of the Parties and/or their Affiliates have any liability to the other Parties and/or their Affiliates with respect to the outcome of the Antitrust Filings.
Section 5.9 Preservation of Records. For a period of five (5) years after the Closing Date, Primary Purchaser shall cause Televisa HoldCo and OCEN to preserve and retain, all corporate, accounting, tax, legal, auditing, human resources and other books and records of Televisa HoldCo and OCEN (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations; and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to the conduct of the business and operations of Televisa HoldCo and OCEN prior to the Closing Date. Notwithstanding any other provisions hereof, the obligations of Primary Purchaser contained in this Section 5.9 shall be binding upon the successors and assigns of Primary Purchaser. In the event Primary Purchaser, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person; or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, honor the indemnification and other obligations set forth in this Section 5.9.
Section 5.10 Expenses. Each of Purchasers and Sellers shall bear their own respective costs and expenses, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing.
Article VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to the Obligations of Each Party. The consummation of the transactions contemplated hereby is subject to the satisfaction or waiver in writing by the Primary Parties (with respect to Televisa, on behalf of the Minority Shareholder, and with respect to Primary Purchaser, on behalf of Minority Purchaser), at or before the Closing Date, of each of the following conditions precedent (condiciones suspensivas):
(a) no Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(b) the clearance by COFECE and, to the extent required, by IFETEL;
(c) all of the conditions precedent required for the closing of the CIE SPA, same that are listed in the Closing Memorandum, shall have been satisfied or waived by the Person entitled to make such waiver, enabling for the simultaneous execution of the CIE SPA and this Agreement and the transaction contemplated under the CIE SPA shall have simultaneously closed with the transaction contemplated under this Agreement; and

CONDITIONS PRECEDENT
Section 6.2 Conditions to the Obligations of Purchasers
. The obligations of Purchasers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Primary Purchaser on behalf of Purchasers, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):
(a) all of the material agreements and material covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been performed in all material respects;
(b) the representations and warranties of Sellers contained in Article III (except for the representations and warranties contained in Section 3.1(b) (Authorization), Section 3.1(c) (Non-contravention), Section 3.1(d) (Ownership of Shares), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo)) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (disregarding for these purposes any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge);
(c) the representations and warranties of Sellers contained in Section 3.1(b) (Authorization), Section 3.1(c) (Non-contravention), Section 3.1(d) (Ownership of Shares), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time.
(d) there shall not have occurred after the date of this Agreement any event or development with relation to Sellers, Televisa HoldCo or OCEN that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and
(e) all Related Party Transactions entered into by Televisa HoldCo, if any, must have been fully terminated, which termination shall include a full release for Televisa HoldCo in connection with those Related Party Transactions.
(f) The OCEN Amendment, Termination and Release Agreement must have been duly signed by the Sellers and their relevant Affiliates, and in full force and effect.
Section 6.3 Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Sellers, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):

(a) all of the agreements and covenants of Purchasers and the Joint Obligor to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects; and
(b) the representations and warranties of Purchasers and the Joint Obligor contained in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).
Section 6.4 Frustration of Closing Conditions. None of Purchasers or Sellers may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure (or of Televisa HoldCo’s failure) to comply with their obligations hereunder, to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.5.
Article VII
TERMINATION AND ABANDONMENT
Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(i) by mutual written consent of the Parties;
(ii) by Televisa or Primary Purchaser, if:
(A) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 7.1(ii) shall have complied with its obligations, if any, under Section 5.5;
(B) the Closing Date shall not have occurred on or prior to April 23, 2020 (the “End Date”); provided, that (i) neither Party may terminate this Agreement pursuant to this Section 7.1(ii) if such Party is in material breach of this Agreement, and (ii) either Party shall have the option to extend such terms for six (6) months if the only item pending for Closing is the authorization by the COFECE; or
(C) the CIE SPA is terminated for any reason.
(iii)  by Televisa, if:
(A) any of the representations and warranties of Purchasers contained in Article IV shall fail to be true and correct, or

(B) there shall be a breach by Purchasers of any covenant or agreement of Purchasers in this Agreement, provided that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.3(a) or (b) to be satisfied and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Televisa to Primary Purchaser and (y) the day that is five (5) Business Days prior to the End Date; provided, that Televisa may not terminate this Agreement pursuant to this Section 7.1(iii) if any of the Sellers is in material breach of this Agreement;
(iv) by Primary Purchaser, if:
(A) any of the representations and warranties of Sellers contained in Article III (except for representations and warranties of Sellers contained in Section 3.1(b) (Authorization), Section 3.1(c) (Non-contravention), Section 3.1(d) (Ownership of Shares), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo)) shall fail to be true and correct, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (disregarding for these purposes any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge); or
(B) any of the representations and warranties of Sellers contained in Section 3.1(b) (Authorization), Section 3.1(c) (Non-contravention), Section 3.1(d) (Ownership of Shares), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo) shall fail to be true and correct; or
(C) there shall be a material breach by Sellers of any material covenant or material agreement of Sellers in this Agreement, provided that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.2(a) or (b) to be satisfied and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Purchasers to Sellers and (y) the day that is five (5) Business Days prior to the End Date; provided, that Purchasers may not terminate this Agreement pursuant to this Section 7.1(iv)(A) or (B) if Purchasers are in material breach of this Agreement.
Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Primary Purchaser, on the one hand, or Televisa, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall, except as set forth below, be terminated and have no effect and there shall be no liability hereunder on the part of Sellers, Purchasers or Televisa HoldCo and OCEN, except that Section 5.2, Section 7.1, this Section 7.2 and Article X shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any Party of liability for any willful breach of this Agreement.
Article VIII
INDEMNIFICATION
Section 8.1 Survival of Representations and Warranties.

(a) The representations and warranties of Sellers and Televisa HoldCo (as applicable) contained in this Agreement under Section 3.1(b) (Authorization), Section 3.1(d) (Ownership of Shares by Sellers), Section 3.2(a) (Organization), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business), Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo), Section 3.2(i) (Tax Matters), Section 3.3(a) (Capitalization of OCEN) and Section 3.3(c) (Tax Matters of OCEN) shall survive until the expiration of their respective statute of limitations under applicable Law.
(b) The representations and warranties of Sellers other than those included in Section 8.1(a) above, on the one hand, and the representations and warranties of Purchasers, on the other hand, contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date. Each covenant and other agreement of Purchaser or Sellers hereunder shall survive in accordance with its terms.
(c) No Person shall be liable for any claim for indemnification under Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.
Section 8.2 Indemnification by Televisa
. Subject to the other provisions of this Article VIII, including the limitations set forth in Section 8.4, from and after the Closing Date, Televisa agrees to indemnify and hold harmless Primary Purchaser, Televisa HoldCo and OCEN and each of their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchasers Indemnitees”) for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, or arising out of or related to:
(i) any failure of any representation or warranty made by any of Sellers in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date

(other than those made on a specified date, which shall be true and correct as of such specified date);
(ii) any breach of any covenant or agreement by any of the Sellers contained in this Agreement; and
(iii) all liabilities for Taxes of Televisa HoldCo for any taxable period ending on or before (and including) the Closing Date or, the portion of such taxable period ending on and including the Closing Date.
provided, that if the relevant indemnification relates solely to a breach of the representations and warranties contained in Section 3.3(b) (OCEN Financial Statements; OCEN Undisclosed Liabilities) or Section 3.3(c) (Tax Matters of OCEN), the Sellers’ obligation to indemnify will be limited to a percentage of the Losses equal to the Allocable Sellers Sale Percentage.
Further, Televisa agrees to reimburse OCEN for its Allocable Sellers Sale Percentage of any fine determined by a final and non-appealable resolution in connection with the use of radio frequencies without holding the corresponding concession or authorization as described in Exhibit E, which reimbursement amount shall not exceed $32,545,987.66. Any amount payable under this paragraph shall be considered a Loss for purposes of this Agreement.
Section 8.3 Indemnification by Primary Purchaser and Joint Obligor. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, Primary Purchaser and the Joint Obligor agree to indemnify and hold harmless Sellers and their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Sellers Indemnitees”) for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to: (i) any failure of any representation or warranty made by Purchasers or the Joint Obligor in Article IV or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all material respects as of such specified date); and (ii) any breach of any covenant or agreement by Purchasers contained in this Agreement.

Section 8.4 Limitation on Indemnification.
a.Sellers shall not have any liability pursuant to Section 8.2:
(i) for any Losses for any individual claim (or group of directly related claims) for an amount of less than Ps$500,000.00 (each, a “de minimis Loss”), and
(ii) unless the aggregate Losses with respect to all claims for indemnification (excluding de minimis Losses), exceeds an amount equal to 0.5% (zero point five percent) of the Purchase Price (the “Deductible”), at which point Sellers shall be liable only for such Losses in excess of such amount; provided, however, that the Deductible shall not be applicable to (y) Losses incurred in connection with the matters described in Section 8.2(ii) and (iii) hereof, and (z) Losses incurred as a result of breach of the representations and warranties contained in Section 3.1(b) (Authorization), Section 3.1(d) (Ownership of Shares by Sellers), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo) hereof.
(b) The maximum aggregate amount of Losses available for indemnification from Sellers which may be recovered for indemnification pursuant to Section 8.2(i) hereof shall be an amount equal to 10.0% (ten percent) of the Purchase Price, except if the indemnification relates to:
(i) a breach of the representations and warranties contained in Section 3.1(b) (Authorization), Section 3.1(d) (Ownership of Shares by Sellers), Section 3.2(b) (Ownership of Shares by Televisa HoldCo), Section 3.2(d) (Absence of Other Business) and Section 3.2(e) (Capitalization and Funded Indebtedness of Televisa HoldCo) hereof; or
(ii) any other indemnification obligation pursuant to Sections 8.2(ii) and 8.2(iii);
in which cases, the maximum aggregate amount of Losses which may be recovered for indemnification shall be an amount equal to the Purchase Price.
(c) The limitations contained in this Section 8.4 shall not affect in any way the Parties’ rights to demand specific performance prior to or at Closing.
Section 8.5 Losses Net of Insurance, etc.
(a) The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be, without duplication, net of (i) any amount for which a reserve or accrual is included in the Financial Statements; (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party; (iii) any Tax benefit actually received in the form of either (x) a Tax cash refund actually received by the Indemnified Party or (y) a Tax credit which is applied to result in a reduction in the amount of cash Taxes actually paid by the Indemnified Party; provided that if any such Tax credit or cash refund is applied or received (as applicable) after indemnification of Loss is paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party any amounts applied or received, or (iv) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (ii), (iii) and (iv), a “Collateral Source”). Indemnification under this Article VIII shall not be available unless the Indemnified Party uses commercially reasonable efforts (litigation excepted), to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence to the extent such assignment is permitted by the relevant insurance policy; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt been made at the time of such payment.
Section 8.6 Indemnification Procedure.
(a) Any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3, including, any claim by a Person described in Section 8.7 (an “Indemnified Party”), which might give rise to indemnification hereunder, shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:
(i) state that the Indemnified Party will incur liability for, or has otherwise suffered, as the case may be, Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and
(ii) to the extent known by the Indemnified Party specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item should be paid, the basis for any anticipated Losses; provided, however, that in no event shall any Indemnified Parties failure to so specify limit its rights to indemnification hereunder.
(b)  In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection provided that failure to so specify the basis of the objection shall not affect such objection.
(c) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7) and claims for Losses the validity and amount of which have been finally determined in accordance with this Agreement hereof or shall have been settled as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment and such payment shall release the Indemnifying Party from any obligation related to any Losses specified in the corresponding Claim Certificate.
Section 8.7 Third-Party Claims
.
(a) If a claim by a third party is made against any Indemnified Party (a “Third Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have five (5) Business Days after receipt of such notice to assume the conduct and control, through counsel of the Indemnifying Party, of the settlement or defense of such Third Party Claim; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; the fees and expenses of such counsel shall be borne by such Indemnified Party, and provided, further, that the Indemnifying Party shall have no liability for any settlement made by the Indemnified Party without the consent of the Indemnifying Party which consent may not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right, in its sole discretion, to pay or settle any such Third Party Claim at its own expense, provided that, in such event, (i) the Indemnified Party shall have previously obtained from the Indemnifying Party a confirmation in writing of the amount that the Indemnifying Party would be reasonably willing to pay as settlement; (ii) the Indemnified Party may elect, at its sole discretion, to exercise its right to pay or settle the Third Party Claim at its own expense as provided above for the amount in excess of the amount specified in such writing; and (iii) the Indemnified Party shall be entitled to claim from the Indemnifying Party the lesser of: (y) the amount effectively paid or settled by the Indemnified Party under the Third Party Claim, or (z) the amount that the Indemnifying Party was reasonably willing to pay as previously confirmed in writing by the Indemnifying Party, provided further that such payment is made and the settlement is entered within the period of time specified in the same writing by the Indemnifying Party where it authorizes a settlement for a specific amount.
(b) If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 8.7(a), the Indemnified Party shall have the right to employ, at its cost, separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, and the fees and expenses of such counsel shall in no event be at the expense of the Indemnifying Party. So long as the Indemnifying Party assumes the defense of a Third Party Claim, neither the Indemnified Party nor the Indemnifying Party (except as provided in Section 8.7(d)) shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the preceding sentence, the Indemnified Party shall have the right, in its sole discretion, to pay or settle any such Third Party Claim at its own expense, provided that, in such event, the Indemnified Party shall waive any rights to indemnity hereunder in respect of the matter so settled without the Indemnifying Party's consent.
(c) If the Indemnifying Party does not notify the Indemnified Party within five (5) Business Days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest the Third Party Claim (pursuant to the process set forth in Section 8.7(a) above) but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnified Party shall not have the right to settle or compromise any such Third Party Claim without the consent of the Indemnifying Party.
(d) The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement unless such settlement (i)includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment; and (ii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party, other than the imposition of financial obligations for which the Indemnified Party will be indemnified hereunder.
(e) The Indemnified Party shall make available records relating to such Third Party Claim and shall furnish, at the Indemnifying Party’s expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.
Section 8.8 Sole Remedy/Waiver. The Parties hereto acknowledge and agree that (i) in the event that the Closing occurs, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement.
Section 8.9 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all purposes, unless otherwise required by Law.
Article IX
TAX MATTERS
Section 9.1 Tax Returns Due After the Closing Date
.
(a) Full Year 2019 and Short Period 2020 Income Tax Returns. Televisa shall be responsible for the payment of Taxes of Televisa HoldCo allocated for the corresponding period of the 2019 accounting year (i.e. from January 1, 2019 to the Closing Date) and, if applicable for the period from January 1, 2020 to the Closing Date (the “Short Period”). If Closing occurs after December 31, 2019, Televisa shall also be responsible for the filing of the Tax Returns for Televisa HoldCo for the 2019 accounting year.
(b) To the extent the Closing has occurred before December 31, 2019, Primary Purchaser shall prepare (at Primary Purchaser’s expense) the 2019 Income Tax Return for Televisa HoldCo, and, to the extent the Closing has occurred at any time during the year 2020, the 2020 Income Tax Return for Televisa HoldCo. At least 30 (thirty) days prior to filing such Tax Returns, Primary Purchaser shall provide a copy of such Tax Returns and complete access to all information relied upon as support for such Tax Returns, including transfer pricing documentation, to Televisa for its review. Televisa shall advise Primary Purchaser of any disagreement with items shown on such Tax Returns within 15 (fifteen) Business Days after Televisa’s receipt of such copy. If Televisa advises Primary Purchaser of its disagreement with any items on such Tax Returns, Primary Purchaser and Televisa shall cooperate to resolve any such disagreement. If Primary Purchaser and Televisa are unable to resolve any such disagreement by the due date of such Tax Returns, the disputed Tax Returns will be filed, as prepared, with the appropriate tax authority on or before the due date and such disagreement shall be referred to a firm recognized by the Instituto Mexicano de Contadores Públicos, A.C., chosen by and that is mutually acceptable to both Primary Purchaser and Televisa, which firm in each case shall decide the matter within 30 (thirty) days after it is submitted to them. The fees of such accounting firm(s) shall be divided equally between the Primary Purchaser and Televisa. The decision of such accounting firm(s) shall be final and binding upon all Parties absent fraud or gross negligence.
(c) Audit – Sales and Use Taxes. In the event that an audit relating to sales and use (or similar) Taxes of Televisa HoldCo includes both preClosing and postClosing periods, Televisa and Primary Purchaser will use their respective commercially reasonable efforts to direct the tax auditor to calculate any preClosing assessment based exclusively on preClosing transactions and/or statistical samples and any postClosing assessment based exclusively on postClosing transactions and/or statistical samples. Notwithstanding Televisa’s and Primary Purchaser’s efforts pursuant to the preceding sentence, Sellers shall be liable for any assessment, Liability or other amounts determined to be due with respect to periods or transactions on or prior to the Closing Date and Primary Purchaser shall be liable for any assessment, Liability or other amounts determined to be due with respect to periods or transactions following the Closing Date.
Section 9.2 Tax Refunds. Sellers shall be entitled to any refund or credit of any Taxes of Televisa HoldCo which relate to Tax periods or portions thereof ending on or before the Closing Date, to the extent that such refunds were not reflected in the calculations of the Purchase Price. Primary Purchaser shall pay to Sellers any such refund or credit (net of any Taxes of the Primary Purchaser or Televisa HoldCo) within fifteen (15) days after the receipt or application thereof. Notwithstanding anything to the contrary herein, Primary Purchaser shall have no obligation to reimburse Sellers for any Tax attributes or any net operating losses. The provisions under this Section 9.2 shall survive the Closing.
Section 9.3 Cooperation on Tax Matters.
(a) Primary Purchaser, Televisa HoldCo and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Primary Purchaser and Sellers each shall cause Televisa HoldCo: (i) to retain all books and records with respect to Tax matters pertinent to Televisa HoldCo and their subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Primary Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Primary Purchaser and Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, to the extent requested by Primary Purchaser or Sellers, as the case may be, to allow any such requesting party to take possession of such books and records.

Section 9.4 Amended Returns and Retroactive Elections. Primary Purchaser shall not, and shall not cause or permit Televisa HoldCo to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date; or (ii) make any Tax election that has retroactive effect to any such year, in each such case without the prior written consent of Televisa, which consent shall not be unreasonably withheld.
Section 9.5 Certain Income and Transfer Taxes. All ministerial transfer, documentary, sales, use, registration or other Taxes and all conveyance fees, recording charges, other fees and charges (including penalties and interest) incurred in connection with the consummation of the transactions set forth herein shall be borne by Primary Purchaser. Each of the Sellers shall be responsible for any and all of its Income Taxes incurred in connection with the transfer of the Shares to the Purchasers as set forth herein, and for any and all of its Income Taxes incurred in connection with the receipt of the dividends and cash distributions referred to in Section 3.2(c) hereof.
Article X
MISCELLANEOUS
Section 10.1 Fees and Expenses
. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
Section 10.2 Extension; Waiver
. Subject to the express limitations herein and subject to applicable Law, at any time prior to the Closing, the Parties, may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, or the End Date; (ii) waive any inaccuracies in the representations and warranties contained herein by the other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of both Parties or such Party, as the case may be. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section 10.3 Notices
.
(a) Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to Televisa in case of any notices, requests, claims, demands, waivers and other communication addressed to any of the Sellers, or to Purchasers, as follows (or, in each case, as otherwise notified by Televisa or Purchasers) and shall be effective and deemed to have been given when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:
If to Sellers, to Televisa:

Grupo Televisa, S.A.B.
Av. Vasco de Quiroga 2000,
Edificio A, 4o Piso,
Col. Santa Fe, 01210,
Ciudad de México, México
Attention: General Counsel

If to Purchasers and/or the Joint Obligor:

Live Nation Entertainment Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
USA
Attention: John Hopmans
Executive Vicepresident, M&A & Strategic Finance
         johnhopmansl@livenation.com

With a copy (which shall not constitute notice) to the same address:

Attention: Kathy Willard
Chief Financial Officer
        kathywillard@livenation.com

Attention: Michael Rowles
General Counsel
         michaelrowles@livenation.com

(b) Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.
Section 10.4 Entire Agreement. This Agreement together with the Exhibits, Annexes and Schedules, contain the entire understanding of the Parties hereto with respect to the subject matter contained therein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 10.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties. Except with respect to (i) Sections 2.2, 2.3, 5.11 and 5.12 of this Agreement, which shall inure to the benefit of the Parties, and OCEN, these two entities intended as express third-party beneficiaries and obligors solely for purposes of such Sections; and (ii) Article VIII of this Agreement, which shall inure to the benefit of the Purchaser Indemnitees and Sellers Indemnitees, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party.
Section 10.6 Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all Parties to this Agreement.
Section 10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
Section 10.8 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF THE UNITED MEXICAN STATES, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.
Section 10.9 Jurisdiction. For the resolution of any conflicts arising from this Agreement the Parties unconditionally and irrevocably submit to the jurisdiction of the federal courts of Mexico City, expressly waiving any jurisdiction that may correspond to them for the location of their present or future domiciles or for any other cause or reason.
Section 10.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.
Section 10.11 Specific Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement to be performed, were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to request an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.12 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Article XI
JOINT OBLIGATION
Section 11.1 Joint Obligation. The Joint Obligor hereby jointly, absolutely, unconditionally and irrevocably agrees to fully, exactly and timely comply with any and all of Purchasers’ obligations hereunder, either at maturity, by acceleration, amortization or otherwise, and hereby constitutes itself in joint obligor (obligado solidario) of each Purchaser with respect to any and all of each Purchaser’s obligations hereunder, pursuant to Article 1987 et seq. of the Federal Civil Code in effect and its correlative Articles in the civil codes in effect in the several states of Mexico (the “Joint Obligation”). This Joint Obligation shall include that each Purchaser’s obligations hereunder shall be fulfilled strictly in compliance with the terms of this Agreement. The Joint Obligation (i) shall be a joint obligation, irrevocable, absolute and unconditional, and (ii) shall not be subject to set-off, reduction or decrease in any manner whatsoever.
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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

TICKETMASTER NEW VENTURES,
S. DE R.L. DE C.V.

By: /s/ John Miller Hopmans
Name: John Miller Hopmans
Title: Attorney-in-Fact

TICKETMASTER NEW VENTURES
HOLDINGS, INC

By: /s/ Kathy Willard
Name: Kathy Willard
Title: Legal representative

LIVE NATION ENTERTAINMENT,
INC.

By: /s/Kathy Willard
Name: Kathy Willard
Title: Legal representative

[SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT DATED JULY 24, 2019 BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE E.L. DE C.V., TICKETMASTER NEW VENTURE HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]

[Signature Page to Stock Purchase Agreement – Televisa and Ticketmaster New Ventures]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

GRUPO TELEVISA, S.A.B

By: /s/ Jorge Agustín Lutteroth
Name: Jorge Agustín Lutteroth
Echegoyen
Title: Attorney-in-Fact

By: /s/ Efren Yaber Jíménez
Name: Efren Yaber Jíménez
Title: Attorney-in-Fact

PROMO-INDUSTRIAS
METROPOLITANAS, S.A. DE C.V.

By: /s/ Jorge Agustín Lutteroth
Name: Jorge Agustín Lutteroth
Echegoyen
Title: Attorney-in-Fact

By: /s/ Efren Yaber Jíménez
Name: Efren Yaber Jíménez
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT DATED JULY 24, 2019 BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE E.L. DE C.V., TICKETMASTER NEW VENTURE HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]

[Signature Page to Stock Purchase Agreement – Televisa and Ticketmaster New Ventures]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

OCESA ENTRETENIMIENTO,
S.A. DE C.V.

By: /s/ George Gonzalez
Name: George Gonzalez
Title: Attorney-in-Fact

By: /s/ Jorge López de Cárdenas Ramírez
Name: Jorge López de Cárdenas Ramírez
Title: Attorney-in-Fact

[SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT DATED JULY 24, 2019 BY AND BETWEEN TICKETMASTER NEW VENTURES, S. DE E.L. DE C.V., TICKETMASTER NEW VENTURE HOLDINGS, INC., GRUPO TELEVISA, S.A.B., PROMO-INDUSTRIAS METROPOLITANAS, S.A. DE C.V., LIVE NATION, INC., AND OCESA ENTRETENIMIENTO, S.A. DE C.V.]
[Signature Page to Stock Purchase Agreement – Televisa and Ticketmaster New Ventures]